SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.      1      )(1)


                           The Toronto Dominion Bank
--------------------------------------------------------------------------------
                                (Name of Issuer)


                               Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  891160509
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                March 8, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SC13G-07/98

CUSIP No. 891160509              13G                    Page 2 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Michael Lee-Chin
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
________________________________________________________________		   __ _
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
   _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          330,000*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            330,000*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

330,000*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.05% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


     *  See item 2(a)

CUSIP No. 891160509              13G                    Page 3 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Portland Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________		    ___
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
    		   _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          330,000*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            330,000*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

330,000*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.05% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


     *  See item 2(a)

CUSIP No. 891160509              13G                    Page 4 of 20 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Limited
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            330,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          28,506,700*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         330,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            28,506,700*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,836,700*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.63% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. 891160509              13G                    Page 5 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Advantage Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               											__
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          8,328,300*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            8,328,300*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,328,300*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.34% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!


          *  See item 2(a)

CUSIP No. 891160509              13G                    Page 6 of 20 Pages
_
_______________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Advantage Fund II
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          10,946,100*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            10,946,100*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,946,100*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.76% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)


CUSIP No. 891160509              13G                    Page 7 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC American Advantage Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          770,000*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            770,000*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

770,000*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.12% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. 891160509              13G                    Page 8 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Canadian Focused Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          32,300*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            32,300*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

32,300*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.01% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. 891160509              13G                    Page 9 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Diversified Canada Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          7,483,200*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            7,483,200*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,483,200*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.20% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!


          *  See item 2(a)

CUSIP No. 891160509              13G                    Page 10 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Global Advantage Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
______________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          139,900*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            139,900*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

139,900*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.02% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. 891160509              13G                    Page 11 of 20 Pages

_______________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Global Diversified Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          384,900*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            384,900*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

384,900*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.06% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. 891160509              13G                    Page 12 of 20 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Income Equity Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual Fund Trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          422,000*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            422,000*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

422,000*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.07% of outstanding common shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. 891160509              13G                       Page 13 of 20 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

The Toronto-Dominion Bank
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

P.O. Box 1, Toronto-Dominion Centre, Toronto, Ontario Canada  M5K 1A2
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited ("AIC") a corporation incorporated under the laws of
Ontario is the portfolio manager of certain accounts and the manager and trustee of certain mutual funds in Ontario (collectively the "Funds")
which are owners of record of the securities covered by this report.
AIC is qualified to act as an investment adviser to the Funds in
Ontario, Canada pursuant to a registration under the Securities Act (Ontario). AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc., approximately 90% of the voting equity securities of AIC and consequently he may be deemed under United States securities law to beneficially own the
Issuer shares held by AIC and by the Funds, although he disclaims beneficial ownership of the holdings of the Funds. Mr. Lee-Chin is a citizen and resident of Canada.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8
________________________________________________________________________________
Item 2(c).  Citizenship:

Michael Lee-Chin - Canadian
AIC Limited- Incorporated under the laws of Ontario, Canada
Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
Funds - certain mutual fund trusts organized under the laws of
        Ontario, Canada
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

891160509
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

CUSIP No. 891160509               13G                       Page 14 of 20 Pages



     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [x]


CUSIP No. 891160509               13G                       Page 15 of 20 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  28,836,700*

     (b)  Percent of class:  4.63%*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 330,000,

          (ii)  Shared power to vote or to direct the vote 28,506,700*,

          (iii) Sole power to dispose or to direct the disposition of 330,000.

          (iv) Shared power to dispose or to direct the disposition of 28,506,700*,

       *   See item 2(a)
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

The reporting persons no longer own more than five percent of the common shares of the Issuer.
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Inapplicable
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Inapplicable
________________________________________________________________________________
Item 10.  Certifications.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.
CUSIP No. 891160509               13G                        Page 16 of 20 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 8, 2001

MICHAEL LEE-CHIN


By   /s/Victoria J. Daoussis 						03/08/2001
     Victoria J. Daoussis, Vice-President, 			Date
     Finance and Accounting

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President,			Date
     Finance and Accounting

Under Power of Attorney dated November 15, 1999.


AIC LIMITED


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President,			Date
     Finance and Accounting

AIC LIMITED as trustee for the
AIC ADVANTAGE FUND


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice=President,			Date
     Finance and Accounting

AIC LIMITED as trustee for the
AIC ADVANTAGE FUND II


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President				Date
     Finance and Accounting





CUSIP No. 891160509                13G                       Page 17 of 20 Pages

AIC LIMITED as trustee for the
AIC AMERICAN ADVANTAGE FUND


By   /s/Victoria J. Daoussis        				03/08/2001
     Victoria J. Daoussis, Vice-President, 			Date
     Finance and Accounting


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED FUND


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President, 			Date
     Finance and Accounting


AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA FUND


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President, 			Date
     Finance and Accounting


AIC LIMITED as trustee for the
AIC GLOBAL ADVANTAGE FUND


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President,			Date
     Finance and Accounting


AIC LIMITED as trustee for the
AIC GLOBAL DIVERSIFIED FUND


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President,			Date
     Finance and Accounting

AIC LIMITED as trustee for the
AIC INCOME EQUITY FUND


By   /s/Victoria J. Daoussis						03/08/2001
     Victoria J. Daoussis, Vice-President,			Date
     Finance and Accounting

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 891160509                13G                       Page 18 of 20 Pages

POWER OF ATTORNEY

The undersigned does hereby appoint Stephen Griggs, Maureen Charlton, Vicki Daoussis and Neil W. Murdoch, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 15th day of November, 1999.

/s/Michael Lee Chin
Michael Lee Chin


JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of The Toronto Dominion Bank and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this agreement as of the 8th day of March, 2001.


MICHAEL LEE-CHIN

By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.

By   /s/Victoria J. Daoussis
    Victoria J. Daoussis, Vice-President,
    Finance and Accounting

Under Power of Attorney dated November 15, 1999.


AIC LIMITED

By   /s/Victoria J. Daoussis
    Victoria J. Daoussis, Vice-President,
    Finance and Accounting






CUSIP No. 891160509                13G                       Page 19 of 20 Pages


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND


By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND II


By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting


AIC LIMITED as trustee for the
AIC AMERICAN ADVANTAGE FUND


By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED FUND


By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President
     Finance and Accounting

AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA FUND


By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting


AIC LIMITED as trustee for the
AIC GLOBAL ADVANTAGE FUND


By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting



CUSIP No. 891160509                13G                       Page 20 of 20 Pages


AIC LIMITED as trustee for the
AIC GLOBAL DIVERSIFIED FUND

By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting


AIC LIMITED as trustee for the
AIC INCOME EQUITY FUND


By   /s/Victoria J. Daoussis
     Victoria J. Daoussis, Vice-President,
     Finance and Accounting